EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Adam Rodriguez Office: 210-255-6197 Wireless: 210-861-7969 adam.rodriguez@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS FIRST QUARTER
2010 FINANCIAL RESULTS

First Quarter Highlights

-  Total worldwide revenue of $485.8 million, up 3% from the prior-year period as reported and up 1% on a constant  currency basis

-  Worldwide Active Healing Solutions (“AHS”) revenue of $333.0 million, up 1% from the prior-year period as reported and down 1% on a constant currency basis

-  Worldwide Regenerative Medicine revenue of $79.0 million, up 19% from the prior-year period

-  Worldwide Therapeutic Support Systems (“TSS”) revenue of $73.8 million, down 1% from the prior-year period as reported and 5% on a constant currency basis

-  Diluted net earnings per share of $0.74, up 30% as reported and up 10% on a non-GAAP basis from the prior-year period

San Antonio, Texas, April 27, 2010 – Kinetic Concepts, Inc. (NYSE: KCI) today reported first quarter 2010 total revenue of $485.8 million, an increase of 3% from the first quarter of 2009.  Foreign currency exchange movements favorably impacted total revenue for the first quarter of 2010 by 2% compared to the corresponding period of the prior year.

Net earnings for the first quarter of 2010 were $52.7 million, an increase of 33% compared to $39.7 million for the same period one year ago.  Net earnings per diluted share for the first quarter of 2010 were $0.74 compared to $0.57, or an increase of 30%, from the same period in the prior year.  During the first quarter of the prior year, KCI reported restructuring charges of $6.3 million, net of income taxes, or $0.09 per diluted share.  On a non-GAAP basis, which excludes the effects of non-cash acquisition-related items and prior-year restructuring charges, net earnings per diluted share increased 10% in the first quarter of 2010 compared to the same period of the prior year.

“Given our investments in new product launches, global expansion and legal expenses, first quarter earnings performance was consistent with the plans we put in place for 2010,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “With a successful outcome to our U.S. patent litigation, a solid beginning to our commercial V.A.C. Therapy launch in Japan, strong growth in LifeCell and the recent FDA approval of V.A.C.Via™, our next generation NPWT product, we look forward to the rest of the year.”

Revenue Recap – First Quarter 2010

Worldwide revenue from AHS products was $333.0 million for the first quarter of 2010, compared to $329.3 million for the corresponding period of 2009.  Foreign currency exchange movements favorably impacted worldwide AHS revenue by approximately 3% compared to the first quarter of the prior year.  On a constant currency basis, worldwide AHS revenue decreased approximately 1% from the prior-year period resulting primarily from lower average realized pricing compared to the prior-year period.  Average realized pricing in the period was negatively impacted by shorter treatment periods, due primarily to wound mix, and pricing pressure as providers and payers worked to reduce line item expenditures.

North American AHS revenue of $249.8 million for the first quarter of 2010 was 2% lower than the same period one year ago due to lower unit volumes, particularly in non-acute settings, combined with lower average realized pricing due in part to a shift in wound mix to more acute wounds.  Average U.S. unit volume during the first quarter decreased approximately 2% compared to the same period of 2009 due primarily to a decrease in homecare placements resulting from lower managed care and insurance enrollments and a decrease in average length of therapy resulting from a change in wound mix.  EMEA/APAC AHS revenue for the first quarter of 2010 was $83.1 million, up 11% from $74.7 million for the first quarter of the prior year due primarily to higher unit volumes.  Foreign currency exchange movements favorably impacted North America and EMEA/APAC AHS revenue by 1% and 9%, respectively, compared to the prior-year period.

Total revenue from our LifeCell division was $79.0 million for the first quarter of 2010, up $12.8 million, or 19%, from the prior-year period.  Sales of Strattice, the porcine-based regenerative tissue matrix which launched in March 2008, were $29.1 million in the quarter, representing 37% of total Regenerative Medicine revenue for the period, up from 25% in the year-ago period.  EMEA/APAC Regenerative Medicine sales totaled $1.0 million in the first quarter, with growth reported in all geographic locations where we have launched.

Worldwide TSS revenue was $73.8 million for the first quarter of 2010, compared to $74.6 million for the same period one year ago, due primarily to lower rental volumes in the United States resulting from a milder flu season and a weaker economic environment, partially offset by favorable foreign currency exchange movements.  North American revenue from TSS was $48.4 million for the first three months of 2010, a 2% decrease from the prior-year period, due primarily to lower hospital census.  EMEA/APAC TSS revenue was $25.4 million for the first quarter of 2010, essentially flat compared to $25.3 million for the same period in the prior year, due primarily to increased rental volume of our bariatric and wound care products, offset by lower critical care product sales volumes.  Foreign currency exchange rate movements favorably impacted North America and EMEA/APAC TSS revenue by 3% and 6%, respectively, compared to the prior-year period.

Profit Margins

Gross profit for the first quarter of 2010 was $271.7 million, an increase of 8% from the prior-year period.  Gross profit margin was 55.9% for the first quarter of 2010, an increase of approximately 260 basis points from the same period one year ago.  The gross profit margin increase was due primarily to increased field service operations productivity, higher gross margins associated with our Regenerative Medicine business unit and lower product royalty payments.

Selling, general and administrative (“SG&A”) expenses for the period increased $8.7 million, or 6.9% over the first quarter of 2009.  SG&A increases included selling costs associated with our LifeCell division, increased legal fees associated with our ongoing domestic patent litigation, infrastructure investment associated with our Japan launch, higher share-based compensation expenses and higher costs associated with new product launches and global business transformation efforts.

Research and development expenses for the first quarter of 2010 increased 12% from the prior-year period to $24.8 million.  Total research and development expenses represented 5.1% of revenue for the current-year period compared to 4.7% one year ago.  During the first quarter, the Company launched its Prevena Incision Management System in Europe and Canada.  In the U.S., we expect to launch commercially upon receipt of FDA clearance.  Prevena is the first and only powered negative pressure product designed specifically for management of surgically-closed incisions.  In addition, during March 2010, the Company received 510(k) clearance from the FDA for its next generation V.A.C. Therapy device, V.A.C.Via™, a revolutionary single-patient use device utilizing novel, patent-protected technology.

Operating profit for the first quarter of 2010 was $101.3 million, representing an operating margin of 20.9%.

In addition, KCI has historically presented shared-service support costs associated with our international subsidiaries within rental expenses.  Effective with the first quarter of 2010, we have reclassified these costs to SG&A for each of the periods presented in this release.  The reclassification was enabled through the implementation of a global financial consolidation and reporting application that has allowed us to better capture certain international expenses associated with general and administrative activities.  This reclassification increased our previously-reported gross profit, but it did not have any impact on previously-reported operating earnings or net earnings.  We believe that this presentation is more consistent with our current practice for the reporting of global shared-service support costs and, therefore, provides more comparable financial information.  We have also provided a tabular presentation of this change for each of the quarterly periods of 2009.

Other Income/Expense

First quarter 2010 interest expense decreased to $23.6 million, compared to $28.5 million in the same period of the prior year, due to scheduled and voluntary debt payments made over the last twelve months totaling $200.0 million and lower interest rates.  Long-term debt outstanding as of March 31, 2010 consisted of a senior secured term loan of $675.0 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.

During the first quarter of 2009, the Company adopted required accounting standards related to the accounting for certain convertible debt instruments.  The standards specify that issuers of such instruments should account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance.  As a result of the Company’s adoption of these standards, we recorded $3.2 million and $2.9 million, net of tax, or $0.05 and $0.04 per diluted share, respectively, of additional non-cash interest expense, net of income taxes, during the first three months of 2010 and 2009.

Income Tax Rate

The effective income tax rate for the first quarter of 2010 was 30.0%, compared to 31.8% for the same period in 2009.  The lower effective income tax rate in the first quarter of 2010 was due primarily to the favorable resolution of certain tax contingencies during the period.

Financial Position

Total cash at quarter-end was $256.1 million, a decrease of $7.1 million from year-end 2009.  During the first quarter, the Company made scheduled and voluntary senior credit facility repayments totaling $75.0 million from cash-on-hand.  During April 2010, we made an additional voluntary debt repayment of $25.0 million on our senior credit facility.  Operating cash flow less net capital expenditures for the first quarter of 2010 was $64.4 million compared to $37.3 million in the prior-year period due primarily to higher net earnings and working capital management.  Total long-term debt outstanding at March 31, 2010 was $1.236 billion on a GAAP-basis and $1.365 billion on an economic, or debt-instrument, basis. The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the notes.  The total discount will accrete over the term of the notes.  As of March 31, 2010 and December 31, 2009, these convertible notes had balances of $561.3 million and $556.2 million, respectively, within our condensed consolidated balance sheets.

Outlook

We are reaffirming the following guidance which is based on current information and expectations as of April 27, 2010 (in millions, except per share data):

			% Change
	FY 2009	FY 2010	from 2009
Total revenue	$1,993	$2,050 – $2,090	3% – 5%

Diluted EPS – GAAP basis	$3.24	$3.56 – $3.66	10% – 13%
Acquisition-related adjustments:
Amortization-related adjustments	0.49	0.49
Non-cash interest – accounting
for convertible debt	0.17	0.19
Restructuring and other charges	0.09	0.08 – 0.12

Adjusted Diluted EPS – non-GAAP basis	$3.99	$4.32 – $4.46	8% – 12%

Diluted weighted average shares outstanding	70.5	71.0 – 72.0	1% – 2%

The revenue guidance, relative to 2009, reflects our expectation of stable revenue in our AHS and TSS businesses and double-digit growth in Regenerative Medicine revenue.  Our 2010 outlook also assumes foreign currency exchange rates are comparable to 2009.

While we expect 2010 to be an investment year in terms of entering the Japanese market and continuing with our global business transformation efforts, earnings leverage is expected to be realized through favorable product mix, operating efficiencies and continued debt reduction activities.  In addition, during 2010, the Company expects to incur certain charges associated with its global business transformation and other business unit initiatives.

Non-GAAP Financial Information

Within this document, we have included our results for the first quarter ended March 31, 2010 and 2009 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2009 and 2010.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, April 27, 2010.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-336-4900
International Dial-in Number:	+702-696-5179
Conference ID Number:	69003119

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q1 2010 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until April 26, 2011 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI), is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,800 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for AHS Therapy resulting from increased competition, the seasonal slowing of AHS Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies or in our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of April 27, 2010.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is expected to be filed with the SEC in early May 2010.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
			%
	2010	2009	Change
Revenue:
Rental	$279,991	$282,355	(0.8	) %
Sales	205,814	187,726	9.6

Total revenue	485,805	470,081	3.3%

Rental expenses	153,219	161,167	(4.9)
Cost of sales	60,924	58,368	4.4

Gross profit	271,662	250,546	8.4%

Selling, general and administrative expenses	135,379	126,671	6.9
Research and development expenses	24,784	22,137	12.0
Acquired intangible asset amortization	10,159	10,158	-

Operating earnings	101,340	91,580	10.7%

Interest income and other	136	334	(59.3)
Interest expense	(23,562)	(28,494)	(17.3)
Foreign currency loss	(2,610)	(5,201)	(49.8)

Earnings before income taxes	75,304	58,219	29.3%

Income taxes	22,591	18,514	22.0

Net earnings	$52,713	$39,705	32.8%

Net earnings per share:
Basic	$0.75	$0.57	31.6%

Diluted	$0.74	$0.57	29.8%

Weighted average shares outstanding:
Basic	70,518	69,898

Diluted	71,496	70,173

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$256,062	$263,157
Accounts receivable, net	400,336	425,042
Inventories, net	143,641	121,044
Deferred income taxes	11,683	11,715
Prepaid expenses and other	37,722	37,330

Total current assets	849,444	858,288

Net property, plant and equipment	281,684	296,055
Debt issuance costs, net	31,203	35,191
Deferred income taxes	16,831	17,513
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	476,589	489,213
Other non-current assets	13,126	13,424

	$2,997,758	$3,038,565

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$63,150	$63,301
Accrued expenses and other	189,894	226,823
Current installments of long-term debt	143,182	132,353
Income taxes payable	33,249	18,484

Total current liabilities	429,475	440,961

Long-term debt, net of current installments and discount	1,093,150	1,173,808
Non-current tax liabilities	25,702	29,074
Deferred income taxes	199,753	212,257
Other non-current liabilities	4,538	4,994

	1,752,618	1,861,094

Shareholders' equity:
Common stock; authorized 225,000 at 2010 and 2009,
issued and outstanding 71,589 at 2010 and 71,256 at 2009	72	71
Preferred stock; authorized 50,000 at 2010 and 2009; issued and
outstanding 0 at 2010 and 2009	-	-
Additional paid-in capital	819,748	804,111
Retained earnings	410,063	357,350
Accumulated other comprehensive income, net	15,257	15,939

Shareholders' equity	1,245,140	1,177,471

	$2,997,758	$3,038,565

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities:
Net earnings	$52,713	$39,705
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	5,171	4,788
Depreciation and other amortization	40,734	37,593
Provision for bad debt	1,782	2,912
Write-off of deferred debt issuance costs	1,280	1,552
Share-based compensation expense	9,478	8,359
Excess tax benefit from share-based payment arrangements	(808)	(38)
Change in assets and liabilities, net of business acquired:
Decrease in accounts receivable, net	29,442	13,845
Increase in inventories, net	(21,924)	(3,713)
Decrease in prepaid expenses and other	998	5,372
Decrease in deferred income taxes, net	(14,145)	(5,668)
Increase (decrease) in accounts payable	213	(6,066)
Decrease in accrued expenses and other	(32,290)	(53,248)
Increase in tax liabilities, net	12,628	8,399

Net cash provided by operating activities	85,272	53,792

Cash flows from investing activities:
Additions to property, plant and equipment	(26,344)	(18,205)
Decrease in inventory to be converted into equipment
for short-term rental	5,497	1,700
Dispositions of property, plant and equipment	743	1,859
Business acquired in purchase transaction, net of cash acquired	-	(62)
Increase in identifiable intangible assets and other non-current assets	(957)	(422)

Net cash used by investing activities	(21,061)	(15,130)

Cash flows from financing activities:
Proceeds from revolving credit facility	-	20,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(75,051)	(123,976)
Excess tax benefit from share-based payment arrangements	808	38
Proceeds from exercise of stock options	4,943	110
Purchase of immature shares for minimum tax withholdings	(26)	(2)

Net cash used by financing activities	(69,326)	(103,830)

Effect of exchange rate changes on cash and cash equivalents	(1,980)	(1,916)

Net decrease in cash and cash equivalents	(7,095)	(67,084)
Cash and cash equivalents, beginning of period	263,157	247,767

Cash and cash equivalents, end of period	$256,062	$180,683

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended March 31,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$249,832	$(1,833)	$247,999	$254,641	(1.9	) %	(2.6	) %
EMEA/APAC	83,121	(6,655)	76,466	74,676	11.3		2.4

Total AHS	332,953	(8,488)	324,465	329,317	1.1		(1.5)

Regenerative Medicine
North America	77,974	(2)	77,972	66,081	18.0		18.0
EMEA/APAC	1,041	(14)	1,027	127	-		-

Total Regenerative Medicine	79,015	(16)	78,999	66,208	19.3		19.3

TSS
North America	48,400	(1,368)	47,032	49,248	(1.7)		(4.5)
EMEA/APAC	25,437	(1,522)	23,915	25,308	0.5		(5.5)

Total TSS	73,837	(2,890)	70,947	74,556	(1.0)		(4.8)

Total North America revenue	376,206	(3,203)	373,003	369,970	1.7		0.8
Total EMEA/APAC revenue	109,599	(8,191)	101,408	100,111	9.5		1.3

Total Revenue	485,805	$(11,394)	$474,411	$470,081	3.3%		0.9%

AHS:
North America revenue
Rental	$178,993	$(877)	$178,116	$182,534	(1.9	) %	(2.4	) %
Sales	70,839	(956)	69,883	72,107	(1.8)		(3.1)

Total North America revenue	249,832	(1,833)	247,999	254,641	(1.9)		(2.6)

EMEA/APAC revenue
Rental	39,364	(3,286)	36,078	36,591	7.6		(1.4)
Sales	43,757	(3,369)	40,388	38,085	14.9		6.0

Total EMEA/APAC revenue	83,121	(6,655)	76,466	74,676	11.3		2.4

Total rental revenue	218,357	(4,163)	214,194	219,125	(0.4)		(2.3)
Total sales revenue	114,596	(4,325)	110,271	110,192	4.0		0.1

Total – AHS Revenue	$332,953	$(8,488)	$324,465	$329,317	1.1%		(1.5	) %

Regenerative Medicine Revenue:
North America sales revenue	$77,974	$(2)	$77,972	$66,081	18.0%		18.0%
EMEA/APAC sales revenue	1,041	(14)	1,027	127	-		-

Total – Regenerative Medicine Revenue	$79,015	$(16)	$78,999	$66,208	19.3%		19.3%

TSS Revenue:
North America revenue
Rental	$41,410	$(1,101)	$40,309	$43,478	(4.8	) %	(7.3	) %
Sales	6,990	(267)	6,723	5,770	21.1		16.5

Total North America revenue	48,400	(1,368)	47,032	49,248	(1.7)		(4.5)

EMEA/APAC revenue
Rental	20,224	(1,236)	18,988	19,752	2.4		(3.9)
Sales	5,213	(286)	4,927	5,556	(6.2)		(11.3)

Total EMEA/APAC revenue	25,437	(1,522)	23,915	25,308	0.5		(5.5)

Total rental revenue	61,634	(2,337)	59,297	63,230	(2.5)		(6.2)
Total sales revenue	12,203	(553)	11,650	11,326	7.7		2.9

Total – TSS Revenue	$73,837	$(2,890)	$70,947	$74,556	(1.0	) %	(4.8	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required
	2010	of Acquired	Cost	Accounting	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	2010	2009	Change

Operating earnings	$101,340	$10,159	$-	$-	$111,499	$111,094	0.4%
Net earnings	$52,713	$6,247	$2,452	$3,180	$64,592	$58,071	11.2%
Diluted earnings per share	$0.74	$0.09	$0.03	$0.05	$0.91	$0.83	9.6%

	Three months ended March 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$91,580	$10,158	$-	$-	$9,356	$111,094
Net earnings	$39,705	$6,247	$2,873	$2,945	$6,301	$58,071
Diluted earnings per share	$0.57	$0.09	$0.04	$0.04	$0.09	$0.83

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Gross Profit Presentation – Shared-Service Support Costs
(dollars in thousands)
(unaudited)

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009

Rental expenses – reported	$167,589	$168,120	$169,555	$162,176
International shared-service support	(6,422)	(6,844)	(6,535)	(7,293)

Rental expenses – revised	$161,167	$161,276	$163,020	$154,883

Gross profit – reported	$244,124	$263,792	$274,902	$297,602
International shared-service support	6,422	6,844	6,535	7,293

Gross profit – revised	$250,546	$270,636	$281,437	$304,895

Gross profit margin – revised	53.3%	55.1%	55.8%	57.9%

Selling, general and administrative expenses – reported	$120,249	$118,958	$125,838	$140,169
International shared-service support	6,422	6,844	6,535	7,293

Selling, general and administrative expenses – revised	$126,671	$125,802	$132,373	$147,462